T Bancshares, Inc.

FOR IMMEDIATE RELEASE

T Bancshares, Inc. Announces Termination of Regulatory Agreement Between T Bank, N.A. and the Comptroller of the Currency

Dallas, Texas – September 4, 2012 –T Bancshares, Inc. (OTC.BB: TBNC), is pleased to announce that T Bank N.A., its wholly-owned subsidiary, received written notification of termination of the Formal Agreement dated April 15, 2010 with its primary regulator, the Office of the Comptroller of the Currency.

Patrick Howard, President & CEO of TBNC and T Bank stated “the directors of the Bank and every member of our professional, dedicated staff have worked very hard and very long to achieve this goal. The result of those efforts is really much more than the termination of our Agreement with the Comptroller. While gratifying, the real reward is the sound, efficient, customer focused banking and trust services platform that is now in place to support the future growth of the Bank. With the recent infusion of new capital into the Bank, we believe that we are poised to meet the needs of current and prospective customers and we relish that opportunity.”

Chairman of the Board Danny Basso commented that “we believe the Comptroller’s decision to terminate the Agreement validates our belief in the constructive partnership we have developed with our regulator. With our regulatory matters effectively dealt with and behind us, our Company can direct more of our energies toward building shareholder value. However, the core principals which brought the Bank into compliance with regulatory concerns will not be diminished.”

About T Bancshares, Inc.

T Bancshares, Inc. is the bank holding company of T Bank, N.A. (“T Bank”). T Bank is a full service commercial bank headquartered in Dallas, Texas that provides highly personalized financial services to business and individual clients. T Bank has locations on the Dallas North Tollway in North Dallas, West Plano and Southlake. Our local market includes North Dallas, Addison, Plano, Frisco, Richardson, Carrollton and northeast Tarrant County. We provide our clients with the latest in banking technology along with traditional personal attention.

This release contains forward-looking statements, which are subject to risks and uncertainties. A number of factors, many of which are beyond T Bancshares control, could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These risks and uncertainties include the risk of adverse impacts from general economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. These and other factors that could cause results to differ materially from those described in the forward-looking statements can be found in the Form 10-K and other filings made by T Bancshares, Inc. with the Securities and Exchange Commission.

CONTACT:
T BANCSHARES, Inc.
Patrick Howard 972-720-9000 phoward@tbank.com